HomeStreet, Inc. Reports Year-End and Fourth Quarter 2016 Results

SEATTLE – January 23, 2017 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $58.2 million, or $2.34 per diluted share for the year ended December 31, 2016, compared with net income of $41.3 million, or $1.96 per diluted share for the year ended December 31, 2015. Core net income1 for the year ended December 31, 2016 was $62.8 million, or $2.53 per diluted share, compared with core net income1 of $44.3 million, or $2.11 per diluted share, for the year ended December 31, 2015. Net income was $2.3 million, or $0.09 per diluted share, for the fourth quarter of 2016, compared with net income of $27.7 million, or $1.11 per diluted share, for the third quarter of 2016 and $8.7 million, or $0.39 per diluted share, for the fourth quarter of 2015. Core net income1 for the quarter was $2.6 million, or $0.10 per diluted share, compared with core net income1 of $28.0 million, or $1.12 per diluted share, for the third quarter of 2016 and $8.8 million, or $0.39 per diluted share, for the fourth quarter of 2015.

Key highlights of 2016:

▪	Net income for 2016 was $58.2 million, an increase of $16.8 million, or 41% compared to $41.3 million of net income in 2015

▪	Total assets of $6.24 billion grew $1.3 billion, or 28%, from $4.9 billion at December 31, 2015; acquisitions comprised $234.1 million of this growth

▪	Opened thirteen home loan centers, three commercial lending centers and six retail deposit branches

▪
Completed the acquisitions of Orange County Business Bank, certain assets and liabilities, including two branches, from The Bank of Oswego and two retail deposit branches from Boston Private Bank and Trust Company, collectively adding five retail deposit branches

▪
Augmented capital to support growth through the issuance of $65.0 million of senior unsecured notes, with net proceeds of $63.2 million and an equity offering of approximately 2.0 million shares of common stock with net proceeds of $58.6 million

Consolidated results:

▪	Annualized return on average shareholders' equity was 10.27% in the year ended December 31, 2016, compared with 9.35% in the year ended December 31, 2015

▪	Annualized return on average shareholders' equity was 1.49% in the fourth quarter of 2016 compared with 18.83% in the third quarter of 2016 and 7.38% in the fourth quarter of 2015

▪
Annualized return on average tangible shareholders' equity[1], excluding acquisition-related items, net of tax, was 11.68% for the year ended December 31, 2016, compared to 9.78% for the year ended December 31, 2015

▪
Annualized return on average tangible shareholders' equity[1], excluding acquisition-related items, net of tax, was 1.74% in the fourth quarter of 2016 compared with 20.04% in the third quarter of 2016 and 7.80% in the fourth quarter of 2015

(1) For notes on non-GAAP financial measures, see pages 10 and 32.

▪	Net interest income was $180.0 million for the year ended December 31, 2016 compared with $148.3 million for the year ended December 31, 2015

▪	Net interest income was $48.1 million in the fourth quarter of 2016 compared with $46.8 million in the third quarter of 2016 and $39.7 million in the fourth quarter of 2015

▪	Noninterest income was $359.2 million for the year ended December 31, 2016 compared with $281.2 million for the year ended December 31, 2015

▪	Noninterest income was $73.2 million in the fourth quarter of 2016 compared with $111.7 million in the third quarter of 2016 and $65.4 million in the fourth quarter of 2015

▪
Average interest-earning assets of $5.71 billion in the fourth quarter of 2016 increased $18.2 million, or 0.3%, from $5.69 billion in the third quarter of 2016 and increased $1.3 billion, or 28.3%, from $4.45 billion in the fourth quarter of 2015

Segment results:

◦	Commercial and Consumer Banking

▪	Segment net income of $30.8 million for the year ended December 31, 2016 compared with $18.0 million for the year ended December 31, 2015

▪	Segment net income of $12.0 million for the current quarter compared with $10.1 million for the third quarter of 2016 and $8.4 million for the fourth quarter of 2015

▪	Core net income(1) for the segment of $35.4 million for the current year compared with core net income of $21.0 million for the year ended December 31, 2015

▪	Core net income(1) for the segment of $12.3 million for the current quarter compared with $10.5 million for the third quarter of 2016 and $8.5 million for the fourth quarter of 2015

▪	Loans held for investment, net, of $3.82 billion increased $54.8 million, or 1.5%, from September 30, 2016 and increased $626.3 million, or 19.6% from December 31, 2015

▪	Deposits of $4.43 billion decreased $74.9 million, or 1.7%, from September 30, 2016 and increased $1.2 billion, or 37.1% from December 31, 2015

▪
Nonperforming assets were $25.8 million, or 0.41% of total assets at December 31, 2016, compared to $32.4 million, or 0.52% of total assets at September 30, 2016 and $24.7 million, or 0.50% of total assets at December 31, 2015

▪
Past due loans excluding U.S. government credit support were $21.6 million, or 0.58% of total such loans at December 31, 2016, compared to $28.4 million, or 0.77% of total such loans at September 30, 2016 and $20.4 million, or 0.65% of total such loans at December 31, 2015

◦Mortgage Banking

▪	Segment net income was $27.4 million for the year ended December 31, 2016 compared with net income of $23.3 million for the year ended December 31, 2015

▪	Segment net loss was $9.8 million for the fourth quarter of 2016 compared with net income of $17.6 million for the third quarter of 2016 and net income of $301 thousand for the fourth quarter of 2015

▪	Single family mortgage interest rate lock commitments were $8.62 billion for the year ended December 31, 2016, up 24.4% from $6.93 billion for the year ended December 31, 2015

▪
Single family mortgage interest rate lock commitments were $1.77 billion in the fourth quarter of 2016, down 34.3% from $2.69 billion in the third quarter of 2016 and up 31.8% from $1.34 billion in the fourth quarter of 2015

▪	Single family mortgage closed loan volume was $9.00 billion for the year ended December 31, 2016, up 24.7% from $7.21 billion for the year ended December 31, 2015

▪
Single family mortgage closed loan volume was $2.51 billion, in the fourth quarter of 2016, down 5.0% from $2.65 billion in the third quarter of 2016 and up 52.5% from $1.65 billion in the fourth quarter of 2015

▪
The portfolio of single family loans serviced for others increased to $19.49 billion at December 31, 2016, up 7.1% from $18.20 billion at September 30, 2016 and up 27.0% from $15.35 billion at December 31, 2015

▪
For the fourth quarter of 2016, HomeStreet was the number one originator by volume of purchase mortgages in the three state Pacific Northwest region and Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement with WMS Series LLC

“While the most recent quarterly results were challenged by the mortgage banking segment, both from the seasonal low point in origination volumes and the added financial market disruption stemming from the unexpected and sustained increase in interest rates, 2016 was a year of significant progress toward our goal of becoming a significant west coast regional bank,” said Mark K. Mason, HomeStreet chairman, president, and CEO. “We completed the acquisitions of two branches and certain assets and liabilities in Oregon, a whole bank in California, and two branches in southern California. We made several key hires that strengthen our leadership in our commercial and consumer banking segment, opened six new retail deposit branches, and sixteen new lending centers. Finally, we positioned ourselves for future growth by strengthening and diversifying our capital base. These achievements during the year have positioned us for continued success this year and in the future.”

(1) For notes on non-GAAP financial measures, see pages 10 and 32

Consolidated Results of Operations
Net Interest Income
Net interest income in the fourth quarter of 2016 was $48.1 million, up $1.3 million, or 2.7%, from the third quarter of 2016 and up $8.3 million, or 21.0%, from the fourth quarter of 2015. The increase from the third quarter of 2016 was primarily due to asset mix shifts to higher yielding loan types. The increase from the fourth quarter of 2015 was primarily due to a result of growth in average interest earning assets. Net interest margin on a tax equivalent basis increased to 3.42% compared with 3.34% in the third quarter of 2016 and decreased compared to 3.61% in the fourth quarter of 2015. The increase in our net interest margin from the third quarter of 2016 was primarily due asset mix shifts to higher yielding loan types. The decrease in our net interest margin from the fourth quarter of 2015 is primarily due to the cost of our May 2016 issuance of $65 million in 6.5% senior notes due 2026.
Total average interest-earning assets in the fourth quarter of 2016 increased $18.2 million, or 0.3%, from the third quarter of 2016 primarily due to a 1.4% increase in average balances of loans held for investment, offset by a 1.9% decrease in average balances of investment securities. Total average interest-earning assets increased 28.3% from the fourth quarter of 2015 due to overall growth in the Company, both organically and through acquisition.
Noninterest Income
Noninterest income in the fourth quarter of 2016 was $73.2 million, down $38.5 million, or 34.5%, from $111.7 million in the third quarter of 2016 and up $7.8 million, or 11.9%, from $65.4 million in the fourth quarter of 2015. The decrease in noninterest income compared to the prior quarter was primarily due to a $24.8 million decrease in gain on mortgage origination and sale activities resulting from a 34.3% decrease in single family rate lock volume and a $14.5 million decrease in mortgage servicing income, partially offset by a $2.3 million increase in gain on sale of AFS securities. The increase in noninterest income compared to the fourth quarter of 2015 was primarily due to a $21.2 million increase in gain on mortgage origination and sale activities resulting from a 31.8% increase in single family rate lock volume and a $13.5 million decrease in mortgage servicing income.
Noninterest Expense
Noninterest expense for the fourth quarter of 2016 was $117.5 million compared with $114.4 million for the third quarter of 2016 and $92.7 million for the fourth quarter of 2015. Excluding acquisition-related expenses, noninterest expense for the fourth quarter of 2016 was $117.1 million compared with $113.9 million for the third quarter of 2016 and $92.0 million for the fourth quarter of 2015.
The increase in noninterest expense, excluding acquisition-related items, of $3.3 million, or 2.9%, from the third quarter of 2016 was primarily due to increased commissions on higher closed mortgage loan volume related to our commercial and consumer banking segment. The increase of $25.2 million, or 27.4%, from the fourth quarter of 2015 was primarily due to increased salary and related costs and other expenses related to growth of the Company, both organically and through acquisition activities.
As of December 31, 2016, we had 2,552 full-time equivalent employees, a 5.0% increase from 2,431 employees as of September 30, 2016, and a 19.3% increase from 2,139 employees as of December 31, 2015. During the twelve-month period ended December 31, 2016, we added 13 home loan centers, three commercial lending centers and 11 retail deposit branches, including six de novo branches, to bring our total home loan centers to 77, commercial loan centers to nine and our total retail deposit branches to 55.
Income Taxes
For the fourth quarter of 2016, income tax expense was $1.1 million compared with an income tax expense of $15.2 million for the third quarter of 2016 and $1.8 million for the fourth quarter of 2015.

For the full year of 2016, income tax expense was $32.6 million with an effective tax rate of 35.9% (inclusive of discrete items) compared to an income tax expense of $15.6 million and an effective tax rate of 27.4% (inclusive of discrete items) for the full year of 2015.
Our effective income tax rate for 2016 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income and low-income housing tax credit investments.

Business Segments
Commercial and Consumer Banking Segment
Segment net income was $12.0 million in the fourth quarter of 2016 compared with net income of $10.1 million in the third quarter of 2016 and net income of $8.4 million in the fourth quarter of 2015. Excluding acquisition-related items, net of tax, in all periods, net income was $12.3 million in the fourth quarter of 2016, compared with net income of $10.5 million in the third quarter of 2016 and net income of $8.5 million in the fourth quarter of 2015.
The $1.8 million increase in segment net income, excluding acquisition-related items, net of tax, in the quarter compared to the third quarter of 2016 was due to a $3.3 million increase in noninterest income primarily related to higher gains on sale from both securities and single family HFI loans and a $1.3 million increase in net interest income resulting from higher average balances of interest-earning assets.
The $3.8 million increase in segment net income, excluding acquisition-related items, net of tax, in the quarter compared to the fourth quarter of 2015 was primarily due to a $7.9 million increase in net interest income resulting from higher average balances of interest-earning assets and a $4.3 million increase in noninterest income, partially offset by a $6.3 million increase in noninterest expense. These increases were the combined result of acquisition activities and organic growth.
We recorded a $350 thousand provision for credit losses in the fourth quarter of 2016 compared with a provision of $1.3 million in the third quarter of 2016 and $1.9 million in the fourth quarter of 2015. The decrease from the third quarter of 2016 was primarily due to a decline in specific reserves for impaired loans reserves. The decrease from the fourth quarter of 2015 was primarily due to lower loss rates which have steadily declined due to declining charge-offs.
Loans Held for Investment
Loans held for investment, net, were $3.82 billion at December 31, 2016, an increase of $54.8 million, or 1.5%, from September 30, 2016 and an increase of $626.3 million, or 19.6%, from December 31, 2015. Included in the increase from December 31, 2015 are $125.8 million of loans acquired from the Orange County Business Bank acquisition and $40.3 million of loans acquired from the acquisition of substantially all of the assets of The Bank of Oswego. New loan commitments in the fourth quarter of 2016 totaled $704.0 million and originations totaled $425.5 million. During the quarter, new commitments included $123.1 million of consumer loans, $266.8 million of commercial real estate and multifamily permanent loans, $28.9 million of commercial business loans and $285.3 million of construction loans, including $132.0 million in residential construction, $57.8 million in single family custom construction and $95.4 million in multifamily construction.

Asset Quality
Nonaccrual loans decreased $5.4 million at December 31, 2016 compared to September 30, 2016. Total non-performing assets decreased $6.6 million at December 31, 2016 compared to September 30, 2016 primarily due to several large commercial nonperforming loan paydowns and a decrease in single family residential non-performing assets. Delinquent loans of $72.3 million, or 1.88% of total loans at December 31, 2016, increased from $71.7 million, or 1.89% of total loans at September 30, 2016. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $21.6 million, or 0.58% of total such loans at December 31, 2016, compared to $28.4 million, or 0.77% of total such loans at September 30, 2016.
The allowance for loan losses was $34.0 million at December 31, 2016 remaining unchanged from $34.0 million at September 30, 2016 and compared to $29.3 million at December 31, 2015. The allowance for loan losses as a percentage of loans held for investment was 0.88%, 0.89% and 0.91% at December 31, 2016, September 30, 2016 and December 31, 2015, respectively. Excluding acquired loans, which were recorded at a net discount at the time of acquisition, the allowance for loan losses as a percentage of total loans was 1.00% at December 31, 2016, compared with 1.05% at September 30, 2016 and 1.10% at December 31, 2015. Net charge-offs in the fourth quarter of 2016 totaled $319 thousand, compared with net charge-offs of $18 thousand in the third quarter of 2016 and net recoveries of $872 thousand in the fourth quarter of 2015.
Deposits
Deposit balances were $4.43 billion at December 31, 2016 compared with $4.50 billion at September 30, 2016 and $3.23 billion at December 31, 2015. The increase from December 31, 2015 includes $126.5 million in deposits from the Orange County Business Bank acquisition, $104.5 million in deposits from the acquisition of two branches from Boston Private Bank and Trust and $48.1 million in deposits from the acquisition of two branches from The Bank of Oswego. The decrease from September 30, 2016 was primarily due to a decrease of $162.2 million, or 27.5% in non-interest bearing deposits associated with seasonal mortgage loan servicing activity, partially offset by an increase in transaction and savings deposits of $93.1 million, or 3.3%. Certificates of deposit decreased $5.7 million, or 0.5%, during the same period.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $35.5 million for the fourth quarter of 2016 compared with $32.2 million for the third quarter of 2016 and $29.5 million for the fourth quarter of 2015. Included in noninterest expense for these periods were acquisition-related expenses of $401 thousand, $512 thousand and $754 thousand, respectively. Excluding the acquisition-related expenses, noninterest expense increased primarily due to commissions on higher closed loan volume, as well as salary and related costs related to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. During 2016, we opened three commercial lending centers, added five retail deposit branches through mergers and branch acquisitions, two in California, two in Oregon and one in Eastern Washington, and opened six de novo retail deposit branches in the Seattle area, California and Hawaii.
Mortgage Banking Segment
Segment net loss was $9.8 million in the fourth quarter of 2016, compared with $17.6 million net income in the third quarter of 2016 and $301 thousand net income in the fourth quarter of 2015. The $27.3 million and $10.1 million decreases in net income (loss) from the third quarter of 2016 and the fourth quarter of 2015, respectively, were primarily due to lower net gain on mortgage loan origination and sale activities and lower mortgage servicing income.

Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $1.77 billion in the fourth quarter of 2016, a decrease of $923.7 million, or 34.3%, from $2.69 billion in the third quarter of 2016 and an increase of $425.8 million, or 31.8%, from $1.34 billion in the fourth quarter of 2015. The decrease from the third quarter of 2016 reflects the result of the higher mortgage interest rate environment in the period. The increase from the fourth quarter of 2015 reflects the result of the impact of our expansion of mortgage production staff in existing and new markets.
Single family closed loan volume designated for sale was $2.51 billion in the fourth quarter of 2016, down $133.3 million, or 5.0%, from $2.65 billion in the third quarter of 2016 and up $865.9 million, or 52.5%, from $1.65 billion in the fourth quarter of 2015. At December 31, 2016, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.34 billion, compared with $2.02 billion at September 30, 2016 and $1.06 billion at December 31, 2015.
Gain on single family mortgage loan origination and sale activities in the fourth quarter of 2016 was $61.1 million compared with $88.9 million in the third quarter of 2016 and $43.5 million in the fourth quarter of 2015.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for both the third and fourth quarter of 2016 was 334 basis points, compared with 319 basis points in the fourth quarter of 2015.
Mortgage Servicing
Single family mortgage servicing loss in the fourth quarter of 2016 was $1.0 million, comprised of $3.9 million of net servicing income and $(4.9) million of risk management results. Mortgage servicing income (loss) decreased $12.8 million, or 108.4%, from $11.8 million in the third quarter of 2016 and decreased $13.8 million, or 107.7%, from $12.8 million in the fourth quarter of 2015. The decreases were primarily due to lower risk management results due in part to the unexpected and sustained increase in interest rates resulting in asymmetrical changes in value between hedging derivatives and servicing valuations. This market dislocation reduced the value of our hedging derivatives to a greater extent that the value increase of our mortgage servicing assets during the quarter.
Single family mortgage servicing fees collected in the fourth quarter of 2016 increased $164 thousand, or 1.3%, from the third quarter of 2016 and increased $2.1 million, or 19.7%, from the fourth quarter of 2015. The increases were primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $19.49 billion at December 31, 2016 compared with $18.20 billion at September 30, 2016 and $15.35 billion at December 31, 2015.
Noninterest Expense
Mortgage Banking segment noninterest expense of $82.1 million decreased $172 thousand, or 0.2%, from the third quarter of 2016 and increased $18.9 million, or 29.9%, from the fourth quarter of 2015. The decrease from the third quarter of 2016 is primarily due to decreased commissions, salary and related costs on lower closed loan volume. The increase from the fourth quarter of 2015 is primarily due to increased commissions, salary and related costs on higher closed loan volume, the continued expansion of offices in new markets and increased costs resulting from new regulatory disclosure requirements for the mortgage industry.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, January 24, 2017 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Melba A. Bartels, Senior Executive Vice President and CFO, will discuss fourth quarter and year-end 2016 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10098277 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10098277.

The information to be discussed in the conference call will be available on the company's web site after the market closes on Monday, January 23, 2017.
About HomeStreet
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate our recent acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, including laws and regulations that affect our compliance programs, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. The results of our recent acquisitions may fall short of our financial and operational expectations. We may not realize the benefits expected from recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These factors are updated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2015 has been derived from our audited financial statements for the year then ended as included in our 2015 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2015, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2016 net income to the corresponding periods of fiscal 2015. We believe this information is useful to investors who are seeking to exclude the after-tax impact of acquisition-related expenses and a bargain purchase gain, both of which we recorded in connection with our mergers with Simplicity Bancorp on March 1, 2015 and OCBB on February 1, 2016 and with our acquisition of one retail deposit branch in Dayton, Washington on December 11, 2015, two retail deposit branches in Lake Oswego, Oregon on August 12, 2016 and two retail deposit branches in Southern California on November 11, 2016. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Income statement data (for the period ended):
Net interest income	$48,074	$46,802	$44,482	$40,691	$39,740	$180,049	$148,338
Provision for credit losses	350	1,250	1,100	1,400	1,900	4,100	6,100
Noninterest income	73,221	111,745	102,476	71,708	65,409	359,150	281,237
Noninterest expense	117,539	114,399	111,031	101,353	92,725	444,322	366,568
Acquisition-related expenses (included in noninterest expense)	401	512	1,025	5,198	754	7,136	16,564
Income before income taxes	3,406	42,898	34,827	9,646	10,524	90,777	56,907
Income tax expense	1,112	15,197	13,078	3,239	1,846	32,626	15,588
Net income	$2,294	$27,701	$21,749	$6,407	$8,678	$58,151	$41,319
Basic income per common share	$0.09	$1.12	$0.88	$0.27	$0.39	$2.36	$1.98
Diluted income per common share	$0.09	$1.11	$0.87	$0.27	$0.39	$2.34	$1.96
Common shares outstanding	26,800,183	24,833,008	24,821,349	24,550,219	22,076,534	26,800,183	22,076,534
Weighted average number of shares outstanding:
Basic	25,267,909	24,811,169	24,708,375	23,676,506	22,050,022	24,615,990	20,818,045
Diluted	25,588,691	24,996,747	24,911,919	23,877,376	22,297,183	24,843,683	21,059,201
Shareholders' equity per share	$23.48	$23.60	$22.55	$21.55	$21.08	$23.48	$21.08
Tangible book value per share (1)	$22.33	$22.45	$21.38	$20.37	$20.16	$22.33	$20.16

Financial position (at period end):
Cash and cash equivalents	$53,932	$55,998	$45,229	$46,356	$32,684	$53,932	$32,684
Investment securities	1,043,851	991,325	928,364	687,081	572,164	1,043,851	572,164
Loans held for sale	714,559	893,513	772,780	696,692	650,163	714,559	650,163
Loans held for investment, net	3,819,027	3,764,178	3,698,959	3,523,551	3,192,720	3,819,027	3,192,720
Mortgage servicing rights	245,860	167,501	147,266	148,851	171,255	245,860	171,255
Other real estate owned	5,243	6,440	10,698	7,273	7,531	5,243	7,531
Total assets	6,243,700	6,226,601	5,941,178	5,417,252	4,894,495	6,243,700	4,894,495
Deposits	4,429,701	4,504,560	4,239,155	3,823,027	3,231,953	4,429,701	3,231,953
Federal Home Loan Bank advances	868,379	858,923	878,987	883,574	1,018,159	868,379	1,018,159
Shareholders’ equity	$629,284	$586,028	$559,603	$529,132	$465,275	$629,284	$465,275

Financial position (averages):
Investment securities	$962,504	$981,223	$766,248	$625,695	$584,519	$834,671	$523,756
Loans held for investment	3,823,253	3,770,133	3,677,361	3,399,479	3,120,644	3,668,263	2,834,511
Total interest-earning assets	5,711,154	5,692,999	5,186,131	4,629,507	4,452,326	5,307,118	4,150,089
Total interest-bearing deposits	3,413,311	3,343,339	3,072,314	2,734,975	2,587,125	3,145,137	2,499,539
Federal Home Loan Bank advances	938,342	988,358	946,488	896,726	987,803	942,593	795,368
Federal funds purchased and securities sold under agreements to repurchase	951	2,242	—	—	100	803	11,397
Total interest-bearing liabilities	4,477,732	4,459,213	4,110,208	3,693,558	3,636,885	4,189,582	3,368,161
Shareholders’ equity	$616,497	$588,335	$548,080	$510,883	$470,635	$566,148	$442,105
Other data:
Full-time equivalent employees (ending)	2,552	2,431	2,335	2,264	2,139	2,552	2,139

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Financial performance:
Return on average shareholders’ equity(2)	1.49%	18.83%	15.87%	5.02%	7.38%	10.27%	9.35%
Return on average shareholders’ equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain(1)(2)	1.67%	19.07%	16.36%	7.66%	7.47%	11.09%	10.03%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain (1)	1.74%	20.04%	17.27%	8.08%	7.80%	11.68%	10.50%
Return on average assets	0.15%	1.79%	1.54%	0.51%	0.71%	1.01%	0.91%
Return on average assets, excluding acquisition-related expenses (net of tax) and bargain purchase gain(1)	0.16%	1.81%	1.59%	0.78%	0.72%	1.09%	0.97%
Net interest margin (3)	3.42%	3.34%	3.48%	3.55%	3.61%	3.45%	3.63%
Efficiency ratio (4)	96.90%	72.15%	75.55%	90.17%	88.18%	82.40%	85.33%
Core efficiency ratio (1)(5)	96.57%	71.83%	74.86%	85.55%	87.79%	81.08%	82.97%
Asset quality:
Allowance for credit losses	$35,264	$35,233	$34,001	$32,423	$30,659	$35,264	$30,659
Allowance for loan losses/total loans(6)	0.88%	0.89%	0.88%	0.88%	0.91%	0.88%	0.91%
Allowance for loan losses/nonaccrual loans	165.52%	131.07%	207.41%	195.51%	170.54%	165.52%	170.54%
Total nonaccrual loans(7)(8)	$20,542	$25,921	$15,745	$16,012	$17,168	$20,542	$17,168
Nonaccrual loans/total loans	0.53%	0.68%	0.42%	0.45%	0.53%	0.53%	0.53%
Other real estate owned	$5,243	$6,440	$10,698	$7,273	$7,531	$5,243	$7,531
Total nonperforming assets(8)	$25,785	$32,361	$26,443	$23,285	$24,699	$25,785	$24,699
Nonperforming assets/total assets	0.41%	0.52%	0.45%	0.43%	0.50%	0.41%	0.50%
Net charge-offs (recoveries)	$319	$18	$(478)	$(364)	$(872)	$(505)	$(2,035)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Year Ended
(dollars in thousands, except share data)	Dec. 31, 2016		Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016		Dec. 31, 2015

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.24%	(9)	9.91%	10.28%	10.17%	9.46%	10.24%	(9)	9.46%
Tier 1 common equity risk-based capital (to risk-weighted assets)	14.02%	(9)	13.61%	13.52%	13.09%	13.04%	14.02%	(9)	13.04%
Tier 1 risk-based capital (to risk-weighted assets)	14.02%	(9)	13.61%	13.52%	13.09%	13.04%	14.02%	(9)	13.04%
Total risk-based capital (to risk-weighted assets)	14.80%	(9)	14.41%	14.33%	13.93%	13.92%	14.80%	(9)	13.92%
Risk-weighted assets	$4,527,861		$4,442,518	$4,218,707	$3,846,203	$3,490,539	$4,527,861		$3,490,539
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.87%	(9)	9.52%	9.88%	10.50%	9.95%	9.87%	(9)	9.95%
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.73%	(9)	10.37%	10.31%	10.60%	10.52%	10.73%	(9)	10.52%
Tier 1 risk-based capital (to risk-weighted assets)	11.88%	(9)	11.55%	11.51%	11.89%	11.94%	11.88%	(9)	11.94%
Total risk-based capital (to risk-weighted assets)	12.56%	(9)	12.25%	12.22%	12.63%	12.70%	12.56%	(9)	12.70%
Risk-weighted assets	$5,177,956		$5,042,699	$4,778,947	$4,383,271	$4,020,264	$5,177,956		$4,020,264

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) and bargain purchase gain (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.00%, 1.05%, 1.03%, 1.07% and 1.10% at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $1.9 million, $2.1 million, $2.6 million, $2.6 million and $1.2 million of nonperforming loans guaranteed by the SBA at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

(9)	Regulatory capital ratios at December 31, 2016 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operation

	Three Months Ended December 31,		%	Year Ended December 31,		%
(in thousands, except share data)	2016	2015	Change	2016	2015	Change

Interest income:
Loans	$50,919	$41,018	24%	$190,667	$152,621	25%
Investment securities	5,863	3,164	85	18,394	11,590	59
Other	80	256	(69)	476	903	(47)
	56,862	44,438	28	209,537	165,114	27
Interest expense:
Deposits	5,629	3,145	79	19,009	11,801	61
Federal Home Loan Bank advances	1,544	1,192	30	6,030	3,668	64
Federal funds purchased and securities sold under agreements to repurchase	2	—	NM	4	8	(50)
Long-term debt	1,469	289	408	4,043	1,104	266
Other	144	72	100	402	195	106
	8,788	4,698	87	29,488	16,776	76
Net interest income	48,074	39,740	21	180,049	148,338	21
Provision for credit losses	350	1,900	(82)	4,100	6,100	(33)
Net interest income after provision for credit losses	47,724	37,840	26	175,949	142,238	24
Noninterest income:
Net gain on mortgage loan origination and sale activities	67,820	46,642	45	307,313	236,388	30
Mortgage servicing income	85	13,535	(99)	35,940	24,431	47
Income (loss) from WMS Series LLC	(141)	196	(172)	2,333	1,624	44
Depositor and other retail banking fees	1,799	1,642	10	6,790	5,881	15
Insurance agency commissions	414	499	(17)	1,619	1,682	(4)
Gain on sale of investment securities available for sale	2,394	1,404	71	2,539	2,406	6
Bargain purchase gain	—	381	NM	—	7,726	NM
Other	850	1,110	(23)	2,616	1,099	138
	73,221	65,409	12	359,150	281,237	28
Noninterest expense:
Salaries and related costs	81,739	60,349	35	303,354	240,587	26
General and administrative	15,996	15,699	2	63,206	56,821	11
Amortization of core deposit intangibles	530	514	3	2,166	1,924	13
Legal	180	895	(80)	1,867	2,807	(33)
Consulting	719	671	7	4,958	7,215	(31)
Federal Deposit Insurance Corporation assessments	995	683	46	3,414	2,573	33
Occupancy	8,122	6,903	18	30,530	24,927	22
Information services	9,206	7,061	30	33,063	29,054	14
Net cost from operation and sale of other real estate owned	52	(50)	(204)	1,764	660	167
	117,539	92,725	27	444,322	366,568	21
Income before income taxes	3,406	10,524	(68)	90,777	56,907	60
Income tax expense	1,112	1,846	(40)	32,626	15,588	109
NET INCOME	$2,294	$8,678	(74)	$58,151	$41,319	41

Basic income per share	$0.09	$0.39	(77)	$2.36	$1.98	19
Diluted income per share	$0.09	$0.39	(77)	$2.34	$1.96	19
Basic weighted average number of shares outstanding	25,267,909	22,050,022	15	24,615,990	20,818,045	18
Diluted weighted average number of shares outstanding	25,588,691	22,297,183	15	24,843,683	21,059,201	18
NM=not meaningful

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Interest income:
Loans	$50,919	$49,752	$47,262	$42,734	$41,018
Investment securities	5,863	5,476	4,002	3,053	3,164
Other	80	102	27	267	256
	56,862	55,330	51,291	46,054	44,438
Interest expense:
Deposits	5,629	5,362	4,449	3,569	3,145
Federal Home Loan Bank advances	1,544	1,605	1,462	1,419	1,192
Federal funds purchased and securities sold under agreements to repurchase	2	2	—	—	—
Long-term debt	1,469	1,440	823	311	289
Other	144	119	75	64	72
	8,788	8,528	6,809	5,363	4,698
Net interest income	48,074	46,802	44,482	40,691	39,740
Provision for credit losses	350	1,250	1,100	1,400	1,900
Net interest income after provision for credit losses	47,724	45,552	43,382	39,291	37,840
Noninterest income:
Net gain on mortgage loan origination and sale activities	67,820	92,600	85,630	61,263	46,642
Mortgage servicing income	85	14,544	13,182	8,129	13,535
Income (loss) from WMS Series LLC	(141)	1,174	1,164	136	196
Depositor and other retail banking fees	1,799	1,744	1,652	1,595	1,642
Insurance agency commissions	414	441	370	394	499
Gain on sale of investment securities available for sale	2,394	48	62	35	1,404
Bargain purchase gain	—	—	—	—	381
Other	850	1,194	416	156	1,110
	73,221	111,745	102,476	71,708	65,409
Noninterest expense:
Salaries and related costs	81,739	79,164	75,167	67,284	60,349
General and administrative	15,996	14,949	16,739	15,522	15,699
Amortization of core deposit intangibles	530	579	525	532	514
Legal	180	639	605	443	895
Consulting	719	1,390	1,177	1,672	671
Federal Deposit Insurance Corporation assessments	995	919	784	716	683
Occupancy	8,122	7,740	7,513	7,155	6,903
Information services	9,206	7,876	8,447	7,534	7,061
Net (income) cost from operation and sale of other real estate owned	52	1,143	74	495	(50)
	117,539	114,399	111,031	101,353	92,725
Income before income tax expense	3,406	42,898	34,827	9,646	10,524
Income tax expense	1,112	15,197	13,078	3,239	1,846
NET INCOME	$2,294	$27,701	$21,749	$6,407	$8,678

Basic income per share	$0.09	$1.12	$0.88	$0.27	$0.39
Diluted income per share	$0.09	$1.11	$0.87	$0.27	$0.39
Basic weighted average number of shares outstanding	25,267,909	24,811,169	24,708,375	23,676,506	22,050,022
Diluted weighted average number of shares outstanding	25,588,691	24,996,747	24,911,919	23,877,376	22,297,183

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2016	Dec. 31, 2015	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $34,615 and $2,079)	$53,932	$32,684	65%
Investment securities (includes $993,990 and $541,151 carried at fair value)	1,043,851	572,164	82
Loans held for sale (includes $656,334 and $632,273 carried at fair value)	714,559	650,163	10
Loans held for investment (net of allowance for loan losses of $34,001 and $29,278; includes $17,988 and $21,544 carried at fair value)	3,819,027	3,192,720	20
Mortgage servicing rights (includes $226,113 and $156,604 carried at fair value)	245,860	171,255	44
Other real estate owned	5,243	7,531	(30)
Federal Home Loan Bank stock, at cost	40,347	44,342	(9)
Premises and equipment, net	77,636	63,738	22
Goodwill	22,175	11,521	92
Other assets	221,070	148,377	49
Total assets	$6,243,700	$4,894,495	28
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,429,701	$3,231,953	37
Federal Home Loan Bank advances	868,379	1,018,159	(15)
Accounts payable and other liabilities	191,189	117,251	63
Long-term debt	125,147	61,857	102
Total liabilities	5,614,416	4,429,220	27
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 26,800,183 shares and 22,076,534 shares	511	511	—
Additional paid-in capital	336,149	222,328	51
Retained earnings	303,036	244,885	24
Accumulated other comprehensive income (loss)	(10,412)	(2,449)	325
Total shareholders’ equity	629,284	465,275	35
Total liabilities and shareholders’ equity	$6,243,700	$4,894,495	28

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Assets:
Cash and cash equivalents	$53,932	$55,998	$45,229	$46,356	$32,684
Investment securities	1,043,851	991,325	928,364	687,081	572,164
Loans held for sale	714,559	893,513	772,780	696,692	650,163
Loans held for investment, net	3,819,027	3,764,178	3,698,959	3,523,551	3,192,720
Mortgage servicing rights	245,860	167,501	147,266	148,851	171,255
Other real estate owned	5,243	6,440	10,698	7,273	7,531
Federal Home Loan Bank stock, at cost	40,347	39,783	40,414	40,548	44,342
Premises and equipment, net	77,636	72,951	67,884	67,323	63,738
Goodwill	22,175	19,900	19,846	20,366	11,521
Other assets	221,070	215,012	209,738	179,211	148,377
Total assets	$6,243,700	$6,226,601	$5,941,178	$5,417,252	$4,894,495
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,429,701	$4,504,560	$4,239,155	$3,823,027	$3,231,953
Federal Home Loan Bank advances	868,379	858,923	878,987	883,574	1,018,159
Accounts payable and other liabilities	191,189	151,968	138,307	119,662	117,251
Long-term debt	125,147	125,122	125,126	61,857	61,857
Total liabilities	5,614,416	5,640,573	5,381,575	4,888,120	4,429,220
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	336,149	276,844	276,303	273,168	222,328
Retained earnings	303,036	300,742	273,041	251,292	244,885
Accumulated other comprehensive income (loss)	(10,412)	7,931	9,748	4,161	(2,449)
Total shareholders’ equity	629,284	586,028	559,603	529,132	465,275
Total liabilities and shareholders’ equity	$6,243,700	$6,226,601	$5,941,178	$5,417,252	$4,894,495

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended December 31,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$43,145	$79	0.73%	$31,429	$12	0.15%
Investment securities	962,504	6,806	2.82%	584,519	3,915	2.68%
Loans held for sale	882,252	8,329	3.78%	715,734	7,155	4.01%
Loans held for investment	3,823,253	42,620	4.43%	3,120,644	33,894	4.32%
Total interest-earning assets	5,711,154	57,834	4.03%	4,452,326	44,976	4.03%
Noninterest-earning assets (2)	535,092			418,571
Total assets	$6,246,246			$4,870,897
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$458,058	485	0.42%	$418,360	489	0.48%
Savings accounts	301,477	259	0.34%	293,498	253	0.34%
Money market accounts	1,553,197	2,323	0.60%	1,149,977	1,287	0.45%
Certificate accounts	1,100,579	2,706	0.98%	725,290	1,188	0.64%
Total interest-bearing deposits	3,413,311	5,773	0.67%	2,587,125	3,217	0.50%
FHLB advances	938,342	1,544	0.65%	987,803	1,192	0.48%
Federal funds purchased and securities sold under agreements to repurchase	951	2	0.73%	100	—	—%
Long-term debt	125,128	1,469	4.67%	61,857	290	1.83%
Total interest-bearing liabilities	4,477,732	8,788	0.78%	3,636,885	4,699	0.51%
Noninterest-bearing liabilities	1,152,017			763,377
Total liabilities	5,629,749			4,400,262
Shareholders’ equity	616,497			470,635
Total liabilities and shareholders’ equity	$6,246,246			$4,870,897
Net interest income (3)		$49,046			$40,277
Net interest spread			3.25%			3.52%
Impact of noninterest-bearing sources			0.17%			0.09%
Net interest margin			3.42%			3.61%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $972 thousand and $537 thousand for the quarters ended December 31, 2016 and December 31, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Year Ended December 31,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$39,962	$254	0.63%	$36,134	$67	0.18%
Investment securities	834,671	21,611	2.57%	523,756	14,270	2.72%
Loans held for sale	764,222	28,581	3.76%	755,688	29,165	3.86%
Loans held for investment	3,668,263	162,206	4.40%	2,834,511	123,680	4.36%
Total interest-earning assets	5,307,118	212,652	4.00%	4,150,089	167,182	4.03%
Noninterest-earning assets (2)	470,021			410,404
Total assets	$5,777,139			$4,560,493
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$450,838	1,950	0.43%	$317,510	1,492	0.46%
Savings accounts	299,502	1,029	0.34%	284,309	1,053	0.38%
Money market accounts	1,370,256	7,344	0.53%	1,122,321	4,930	0.44%
Certificate accounts	1,024,541	9,086	0.88%	775,398	4,501	0.58%
Total interest-bearing deposits	3,145,137	19,409	0.61%	2,499,538	11,976	0.48%
FHLB advances	942,593	6,030	0.64%	795,368	3,669	0.46%
Federal funds purchased and securities sold under agreements to repurchase	803	6	0.40%	11,397	29	0.31%
Long-term debt	101,049	4,043	3.73%	61,857	1,104	1.78%
Total interest-bearing liabilities	4,189,582	29,488	0.70%	3,368,160	16,778	0.50%
Noninterest-bearing liabilities	1,021,409			750,228
Total liabilities	5,210,991			4,118,388
Shareholders’ equity	566,148			442,105
Total liabilities and shareholders’ equity	$5,777,139			$4,560,493
Net interest income (3)		$183,164			$150,404
Net interest spread			3.30%			3.53%
Impact of noninterest-bearing sources			0.15%			0.10%
Net interest margin			3.45%			3.63%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $3.1 million and $2.1 million for the years ended December 31, 2016 and December 31, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Net interest income	$40,637	$39,339	$38,393	$35,646	$32,759	$154,015	$120,020
Provision for credit losses	350	1,250	1,100	1,400	1,900	4,100	6,100
Noninterest income	13,087	9,771	8,181	4,643	8,778	35,682	29,367
Noninterest expense	35,482	32,170	34,103	36,630	29,542	138,385	122,598
Income before income taxes	17,892	15,690	11,371	2,259	10,095	47,212	20,689
Income tax expense	5,846	5,557	4,292	717	1,718	16,412	2,672
Net income	$12,046	$10,133	$7,079	$1,542	$8,377	$30,800	$18,017

Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain (1)	$12,307	$10,466	$7,745	$4,920	$8,486	$35,438	$21,035
Efficiency ratio (2)	66.04%	65.51%	73.22%	90.92%	71.12%	72.95%	82.07%
Core efficiency ratio (1)(3)	65.30%	64.46%	71.02%	78.02%	69.95%	69.19%	74.85%
Full-time equivalent employees (ending)	998	948	926	903	828	998	828

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$3,518	$2,695	$3,655	$1,529	$2,384	$11,397	$7,125
Other (5)	3,231	1,028	935	279	762	5,473	1,529
	$6,749	$3,723	$4,590	$1,808	$3,146	$16,870	$8,654

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$94,725	$45,497	$146,535	$39,094	$53,279	$325,851	$204,838
Other (5)	3,008	2,913	5,528	—	—	11,449	—
Loans sold
Multifamily DUS ® (4)	85,594	58,484	109,394	47,970	63,779	301,442	204,744
Other (5)	$75,000	$50,255	$31,813	$—	$—	$157,068	$29,313

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 32 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS® and $67.0 million of single family portfolio loan sales for $2.8 million net gain during the fourth quarter of 2016.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Mortgage Servicing Income

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Servicing income, net:
Servicing fees and other	$1,758	$3,425	$1,871	$1,441	$1,258	$8,495	$4,460
Amortization of multifamily MSRs	(689)	(661)	(648)	(637)	(551)	(2,635)	(1,992)
Commercial mortgage servicing income	$1,069	$2,764	$1,223	$804	$707	$5,860	$2,468

Commercial Loans Serviced for Others

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Commercial
Multifamily	$1,108,040	$1,055,181	$1,023,505	$946,191	$924,367
Other	69,323	67,348	62,466	62,566	79,513
Total commercial loans serviced for others	$1,177,363	$1,122,529	$1,085,971	$1,008,757	$1,003,880

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Beginning balance	$17,591	$16,366	$15,402	$14,651	$13,379
Originations	2,845	1,886	1,612	1,388	1,823
Amortization	(689)	(661)	(648)	(637)	(551)
Ending balance	$19,747	$17,591	$16,366	$15,402	$14,651
Ratio of MSR carrying value to related loans serviced for others	1.77%	1.65%	1.58%	1.61%	1.54%
MSR servicing fee multiple (1)	3.84	3.70	3.62	3.54	3.42
Weighted-average note rate (loans serviced for others)	4.52%	4.60%	4.68%	4.78%	4.77%
Weighted-average servicing fee (loans serviced for others)	0.46%	0.45%	0.44%	0.45%	0.45%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Available for sale:
Mortgage-backed securities:
Residential	$177,074	$152,236	$139,074	$82,395	$68,101
Commercial	25,536	27,208	24,707	24,630	17,851
Municipal bonds	467,673	355,344	335,801	228,924	171,869
Collateralized mortgage obligations:
Residential	191,201	182,833	163,406	112,176	84,497
Commercial	70,764	120,259	116,099	83,822	79,133
Corporate debt securities	51,122	85,191	85,249	80,852	78,736
U.S. Treasury	10,620	26,004	26,020	41,026	40,964
Total available for sale	$993,990	$949,075	$890,356	$653,825	$541,151
Held to maturity	49,861	42,250	38,008	33,256	31,013
	$1,043,851	$991,325	$928,364	$687,081	$572,164
Weighted average duration in years
Available for sale	4.2	4.0	4.1	3.9	4.2

Five Quarter Loans Held for Investment

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015

Consumer loans
Single family (1)	$1,083,822	$1,186,476	$1,218,216	$1,231,707	$1,203,180
Home equity and other	359,874	338,155	309,204	275,405	256,373
	1,443,696	1,524,631	1,527,420	1,507,112	1,459,553
Commercial loans
Commercial real estate	871,563	810,346	762,170	661,932	600,703
Multifamily	674,219	562,272	562,728	543,887	426,557
Construction/land development	636,320	661,813	639,441	629,820	583,160
Commercial business	223,653	237,117	239,077	213,084	154,262
	2,405,755	2,271,548	2,203,416	2,048,723	1,764,682
	3,849,451	3,796,179	3,730,836	3,555,835	3,224,235
Net deferred loan fees and costs	3,577	1,974	779	(979)	(2,237)
	3,853,028	3,798,153	3,731,615	3,554,856	3,221,998
Allowance for loan losses	(34,001)	(33,975)	(32,656)	(31,305)	(29,278)
	$3,819,027	$3,764,178	$3,698,959	$3,523,551	$3,192,720

(1)
Includes $18.0 million, $20.5 million, $22.4 million, $18.3 million and $21.5 million of single family loans that are carried at fair value at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016	Dec. 31, 2015

Loans - beginning balance	$3,796,179	$3,730,836	$3,555,835	$3,224,235	$3,043,097
Originations	425,499	349,900	439,947	317,905	361,659
Purchases and advances	159,226	190,964	173,082	288,722	166,739
Payoffs, paydowns, sales and other	(530,223)	(474,884)	(437,080)	(274,582)	(346,565)
Charge-offs and transfers to OREO	(1,230)	(637)	(948)	(445)	(695)
Loans - ending balance	$3,849,451	$3,796,179	$3,730,836	$3,555,835	$3,224,235

Net change - loans outstanding	$53,272	$65,343	$175,001	$331,600	$181,138

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Beginning balance	$35,233	$34,001	$32,423	$30,659	$27,887
Provision for credit losses	350	1,250	1,100	1,400	1,900
Recoveries, net of (charge-offs)	(319)	(18)	478	364	872
Ending balance	$35,264	$35,233	$34,001	$32,423	$30,659
Components:
Allowance for loan losses	$34,001	$33,975	$32,656	$31,305	$29,278
Allowance for unfunded commitments	1,263	1,258	1,345	1,118	1,381
Allowance for credit losses	$35,264	$35,233	$34,001	$32,423	$30,659

Allowance as a % of loans held for investment(1) (2)	0.88%	0.89%	0.88%	0.88%	0.91%
Allowance as a % of nonaccrual loans	165.52%	131.07%	207.41%	195.51%	170.54%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.00%, 1.05%, 1.03%, 1.07% and 1.10% at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Beginning balance	$32,361	$26,443	$23,285	$24,699	$27,743
Additions	3,137	13,751	5,314	2,401	4,484
Reductions:
Recoveries, net of (charge-offs)	(319)	(18)	478	364	872
OREO sales	(2,001)	(3,992)	—	(159)	(916)
OREO writedowns and other adjustments	—	(1,160)	—	(393)	(127)
Principal paydown, payoff advances and other adjustments	(6,207)	(835)	(2,588)	(918)	(5,925)
Transferred back to accrual status	(1,186)	(1,828)	(46)	(2,709)	(1,432)
Total reductions	(9,713)	(7,833)	(2,156)	(3,815)	(7,528)
Net additions (reductions)	(6,576)	5,918	3,158	(1,414)	(3,044)
Ending balance(1)	$25,785	$32,361	$26,443	$23,285	$24,699

(1)
Includes $1.9 million, $2.1 million, $2.6 million, $2.6 million and $1.2 million of nonperforming loans guaranteed by the SBA at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

Five Quarter Nonperforming Assets

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Nonaccrual loans	$20,542	$25,921	$15,745	$16,012	$17,168
Other real estate owned	5,243	6,440	10,698	7,273	7,531
Total nonperforming assets(1)	$25,785	$32,361	$26,443	$23,285	$24,699
Nonaccrual loans as a % of total loans	0.53%	0.68%	0.42%	0.45%	0.53%
Nonperforming assets as a % of total assets	0.41%	0.52%	0.45%	0.43%	0.50%

(1)
Includes $1.9 million, $2.1 million, $2.6 million, $2.6 million and $1.2 million of nonperforming loans guaranteed by the SBA at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

December 31, 2016
Total loans held for investment	$4,834	$6,106	$61,388	$72,328	$3,777,123	$3,849,451
Less: FHA/VA loans(1)	3,773	4,219	40,846	48,838	55,393	104,231
Less: guaranteed portion of SBA loans(2)	—	—	1,935	1,935	5,652	7,587
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,061	$1,887	$18,607	$21,555	$3,716,078	$3,737,633
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.05%	0.50%	0.58%	99.42%	100.00%

December 31, 2015
Total loans held for investment	$8,503	$3,935	$53,781	$66,219	$3,158,016	$3,224,235
Less: FHA/VA loans(1)	5,762	2,293	36,595	44,650	55,210	99,860
Less: guaranteed portion of SBA loans(2)	—	—	1,177	$1,177	$8,384	$9,561
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,741	$1,642	$16,009	$20,392	$3,094,422	$3,114,814
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.09%	0.05%	0.51%	0.65%	99.35%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Accrual (1)	$76,581	$81,270	$83,818	$84,595	$84,411
Nonaccrual	4,874	5,680	4,112	3,686	3,931
Total TDRs	$81,455	$86,950	$87,930	$88,281	$88,342

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $35.1 million, $37.1 million, $37.1 million, $32.9 million and $29.6 million at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016 and December 31, 2015, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Recorded investment of re-defaults(1)	$653	$1,173	$2,460	$271	$—

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$537,651	$499,106	$504,988	$452,267	$370,523
Interest-bearing transaction and savings deposits:
NOW accounts	468,812	501,370	518,132	495,467	408,477
Statement savings accounts due on demand	301,361	303,872	300,070	300,952	292,092
Money market accounts due on demand	1,603,141	1,513,547	1,366,581	1,244,064	1,155,464
Total interest-bearing transaction and savings deposits	2,373,314	2,318,789	2,184,783	2,040,483	1,856,033
Total transaction and savings deposits	2,910,965	2,817,895	2,689,771	2,492,750	2,226,556
Certificates of deposit	1,091,558	1,097,263	1,139,249	901,559	732,892
Noninterest-bearing accounts - other	427,178	589,402	410,135	428,718	272,505
Total deposits	$4,429,701	$4,504,560	$4,239,155	$3,823,027	$3,231,953

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.1%	11.1%	11.9%	11.8%	11.5%
Interest-bearing transaction and savings deposits:
NOW accounts	10.6	11.1	12.2	13.0	12.6
Statement savings accounts due on demand	6.8	6.7	7.1	7.9	9.0
Money market accounts due on demand	36.2	33.6	32.2	32.5	35.8
Total interest-bearing transaction and savings deposits	53.6	51.4	51.5	53.4	57.4
Total transaction and savings deposits	65.7	62.5	63.4	65.2	68.9
Certificates of deposit	24.6	24.4	26.9	23.6	22.7
Noninterest-bearing accounts - other	9.7	13.1	9.7	11.2	8.4
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Net interest income	$7,437	$7,463	$6,089	$5,045	$6,981	$26,034	$28,318
Noninterest income	60,134	101,974	94,295	67,065	56,631	323,468	251,870
Noninterest expense	82,057	82,229	76,928	64,723	63,183	305,937	243,970
Income (loss) before income taxes	(14,486)	27,208	23,456	7,387	429	43,565	36,218
Income tax (benefit) expense	(4,734)	9,640	8,786	2,522	128	16,214	12,916
Net income (loss)	$(9,752)	$17,568	$14,670	$4,865	$301	$27,351	$23,302

Efficiency ratio (1)	121.44%	75.14%	76.63%	89.76%	99.33%	87.54%	87.07%
Full-time equivalent employees (ending)	1,554	1,483	1,409	1,361	1,311	1,554	1,311

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,514,657	$2,647,943	$2,261,599	$1,573,148	$1,648,735	$8,997,347	$7,212,435
Single family mortgage interest rate lock commitments(2)	$1,765,942	$2,689,640	$2,361,691	$1,803,703	$1,340,148	$8,620,976	$6,931,108
Single family mortgage loans sold(2)	$2,651,022	$2,489,415	$2,173,392	$1,471,583	$1,830,768	$8,785,412	$7,007,337

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$52,719	$79,946	$73,685	$54,127	$37,727	$260,477	$205,513
Loan origination fees	8,352	8,931	7,355	5,328	5,769	29,966	22,221
Total mortgage banking gain on mortgage loan origination and sale activities(1)	$61,071	$88,877	$81,040	$59,455	$43,496	$290,443	$227,734

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	299	297	312	300	281	302	296
Loan origination fees / retail mortgage originations(4)	35	37	35	36	38	36	34
Composite Margin	334	334	347	336	319	338	330

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Servicing income, net:
Servicing fees and other	$12,792	$12,628	$11,531	$11,089	$10,683	$48,040	$37,737
Changes in fair value of single family MSRs due to modeled amortization (1)	(8,879)	(8,925)	(7,758)	(7,257)	(7,313)	(32,819)	(34,038)
	3,913	3,703	3,773	3,832	3,370	15,221	3,699
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	56,893	4,915	(14,055)	(28,214)	14,779	19,539	6,555
Net gain (loss) from derivatives economically hedging MSR	(61,790)	3,162	22,241	31,707	(5,321)	(4,680)	11,709
	(4,897)	8,077	8,186	3,493	9,458	14,859	18,264
Mortgage Banking servicing income (loss)	$(984)	$11,780	$11,959	$7,325	$12,828	$30,080	$21,963

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Single family
U.S. government and agency	$18,931,835	$17,593,901	$16,433,411	$15,302,363	$14,628,596
Other	556,621	605,139	640,109	678,569	719,215
Total single family loans serviced for others	$19,488,456	$18,199,040	$17,073,520	$15,980,932	$15,347,811

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015

Beginning balance	$149,910	$130,900	$133,449	$156,604	$132,701
Additions and amortization:
Originations	28,189	23,020	19,264	12,316	16,437
Purchases	—	—	—	—	—
Changes due to modeled amortization (1)	(9,365)	(8,925)	(7,758)	(7,257)	(7,313)
Net additions and amortization	18,824	14,095	11,506	5,059	9,124
Changes in fair value due to changes in model inputs and/or assumptions (2)	57,379	4,915	(14,055)	(28,214)	14,779
Ending balance	$226,113	$149,910	$130,900	$133,449	$156,604
Ratio of MSR carrying value to related loans serviced for others	1.16%	0.82%	0.77%	0.84%	1.03%
MSR servicing fee multiple (3)	4.08	2.87	2.67	2.91	3.59
Weighted-average note rate (loans serviced for others)	3.95%	4.00%	4.05%	4.07%	4.08%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.29%	0.29%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Shareholders' equity	$629,284	$586,028	$559,603	$529,132	$465,275	$629,284	$465,275
Less: Goodwill and other intangibles	(30,789)	(28,573)	(28,861)	(29,126)	(20,266)	(30,789)	(20,266)
Tangible shareholders' equity	$598,495	$557,455	$530,742	$500,006	$445,009	$598,495	$445,009

Common shares outstanding	26,800,183	24,833,008	24,821,349	24,550,219	22,076,534	26,800,183	22,076,534

Book value per share	$23.48	$23.60	$22.55	$21.55	$21.08	$23.48	$21.08
Impact of goodwill and other intangibles	(1.15)	(1.15)	(1.17)	(1.18)	(0.92)	(1.15)	(0.92)
Tangible book value per share	$22.33	$22.45	$21.38	$20.37	$20.16	$22.33	$20.16

Average shareholders' equity	$616,497	$588,335	$548,080	$510,883	$470,635	$566,148	$442,105
Less: Average goodwill and other intangibles	(29,943)	(28,769)	(28,946)	(26,645)	(20,195)	(28,580)	(19,668)
Average tangible shareholders' equity	$586,554	$559,566	$519,134	$484,238	$450,440	$537,568	$422,437

Return on average shareholders’ equity	1.49%	18.83%	15.87%	5.02%	7.38%	10.27%	9.35%
Impact of goodwill and other intangibles	0.07%	0.97%	0.89%	0.27%	0.33%	0.55%	0.43%
Return on average tangible shareholders' equity	1.56%	19.80%	16.76%	5.29%	7.71%	10.82%	9.78%

Return on average shareholders' equity	1.49%	18.83%	15.87%	5.02%	7.38%	10.27%	9.35%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.18%	0.24%	0.49%	2.64%	0.09%	0.82%	0.68%
Return on average shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain	1.67%	19.07%	16.36%	7.66%	7.47%	11.09%	10.03%

Return on average assets	0.15%	1.79%	1.54%	0.51%	0.71%	1.01%	0.91%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.01%	0.02%	0.05%	0.27%	0.01%	0.08%	0.06%
Return on average assets, excluding acquisition-related expenses (net of tax) and bargain purchase gain	0.16%	1.81%	1.59%	0.78%	0.72%	1.09%	0.97%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related items, net of tax, noninterest income and noninterest expense, excluding acquisition-related items, diluted earnings per share, excluding acquisition-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding acquisition-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Consolidated results:
Net income	$2,294	$27,701	$21,749	$6,407	$8,678	$58,151	$41,319
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	261	333	666	3,378	109	4,638	3,018
Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$2,555	$28,034	$22,415	$9,785	$8,787	$62,789	$44,337

Net interest income	$48,074	$46,802	$44,482	$40,691	$39,740	$180,049	$148,338

Noninterest income	73,221	111,745	102,476	71,708	65,409	359,150	281,237
Impact of bargain purchase gain	—	—	—	—	(381)	—	(7,726)
Noninterest income, excluding bargain purchase gain	$73,221	$111,745	$102,476	$71,708	$65,028	$359,150	$273,511

Noninterest expense	$117,539	$114,399	$111,031	$101,353	$92,725	$444,322	$366,568
Impact of acquisition-related expenses	(401)	(512)	(1,025)	(5,198)	(754)	(7,136)	(16,564)
Noninterest expense, excluding acquisition-related expenses	$117,138	$113,887	$110,006	$96,155	$91,971	$437,186	$350,004

Efficiency ratio	96.90%	72.15%	75.55%	90.17%	88.18%	82.40%	85.33%
Impact of acquisition-related expenses and bargain purchase gain	(0.33)%	(0.32)%	(0.69)%	(4.62)%	(0.39)%	(1.32)%	(2.36)%
Core efficiency ratio, excluding acquisition-related expenses and bargain purchase gain	96.57%	71.83%	74.86%	85.55%	87.79%	81.08%	82.97%

Diluted earnings per common share	$0.09	$1.11	$0.87	$0.27	$0.39	$2.34	$1.96
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.01	0.01	0.03	0.14	—	0.19	0.15
Diluted earnings per common share, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$0.10	$1.12	$0.90	$0.41	$0.39	$2.53	$2.11

Return on average tangible shareholders' equity	1.56%	19.80%	16.76%	5.29%	7.71%	10.82%	9.78%
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	0.18%	0.24%	0.51%	2.79%	0.09%	0.86%	0.72%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) and bargain purchase gain	1.74%	20.04%	17.27%	8.08%	7.80%	11.68%	10.50%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Commercial and Consumer Banking Segment results:
Net income	$12,046	$10,133	$7,079	$1,542	$8,377	$30,800	$18,017
Impact of acquisition-related expenses (net of tax) and bargain purchase gain	261	333	666	3,378	109	4,638	3,018
Net income, excluding acquisition-related expenses (net of tax) and bargain purchase gain	$12,307	$10,466	$7,745	$4,920	$8,486	$35,438	$21,035

Net interest income	$40,637	$39,339	$38,393	$35,646	$32,759	$154,015	$120,020

Noninterest income	$13,087	$9,771	$8,181	$4,643	$8,778	$35,682	$29,367
Impact of bargain purchase gain	—	—	—	—	(381)	—	$(7,726)
Noninterest income, excluding bargain purchase gain	$13,087	$9,771	$8,181	$4,643	$8,397	$35,682	$21,641

Noninterest expense	$35,482	$32,170	$34,103	$36,630	$29,542	$138,385	$122,598
Impact of acquisition-related expenses	(401)	(512)	(1,025)	(5,198)	(754)	(7,136)	(16,564)
Noninterest expense, excluding acquisition-related expenses	$35,081	$31,658	$33,078	$31,432	$28,788	$131,249	$106,034

Efficiency ratio	66.04%	65.51%	73.22%	90.92%	71.12%	72.95%	82.07%
Impact of acquisition-related expenses and bargain purchase gain	(0.74)%	(1.05)%	(2.20)%	(12.90)%	(1.17)%	(3.76)%	(7.22)%
Core efficiency ratio, excluding acquisition-related expenses and bargain purchase gain	65.30%	64.46%	71.02%	78.02%	69.95%	69.19%	74.85%